CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form N-2 of our report dated February 26, 2003, relating to the financial statements of BACAP Alternative Multi-Strategy Fund, LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading Independent Accountants and Legal Counsel in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
March 11, 2003

03564.0004 #388709